Exhibit A(11)

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COWEN PRIME SERVICES, LLC

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M+ FUNDS TRUST

FORM OF CODE OF ETHICS

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I.	STATEMENT OF GENERAL PRINCIPLES

Cowen Prime Services, LLC (“CPS”) and m+ funds Trust (the “Trust”), on behalf of itself and any existing or future unit investment trust or series of the Trust sponsored by CPS, including, but not limited to, those under the “m+ Funds Trust” brand mark (the Trust, together with CPS, “CPS/Alaia”), shall avoid any conflict of interest between the interests of its client(s) and the interests of CPS/Alaia, its officers, directors and employees. This Code of Ethics (the “Code”) is based on the principle that, under regulations, CPS/Alaia owes a fiduciary duty to its clients.  All CPS/Alaia employees should adhere to the highest ethical, business and legal standards in performing their duties and responsibilities and when representing the firm both in and out of the office.

Section 17(j) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17j-1thereunder, address potential conflicts arising from the personal investment activities of advisory and investment company personnel. This Code is intended to address these regulations. In accordance with these regulations and the fiduciary duty CPS/Alaia owes its clients, all CPS/Alaia employees must: (1) place the interests of their clients first; (2) execute personal securities transactions in compliance with the Code; (3) avoid any actual or potential conflict of interest or any abuse of their positions of trust and responsibility; and (4) not take inappropriate advantage of their positions. Persons covered by this Code must adhere to its general principles as well as comply with the Code’s specific provisions. It bears emphasis that technical compliance with the Code’s procedures will not automatically insulate from scrutiny trades that show a pattern of abuse of the individual’s fiduciary duties. In addition, a violation of the general principles of the Code may constitute a punishable violation.

This Code is drafted broadly and represents CPS/Alaia’s effort to exceed the requirements of law and industry practice in a manner consistent with CPS/Alaia’s high standard of business conduct.  In certain instances, portions of this Code may also be addressed in CPS/Alaia’s written Supervisory Procedures.  Every business situation and problem that presents an ethical or legal dilemma cannot be anticipated in the drafting of this Code.  Therefore, employees are encouraged to consult a legal or compliance professional at CPS/Alaia when a situation arises which the employee questions.

The Policies of Cowen Prime Services LLC are applicable.

II.	DEFINITIONS

For Purposes of this Code of Ethics:

A.	“Company” shall mean CPS, the depositor and principal underwriter for the Trust.

B.	“Unitholder” shall mean the holder of any unit of the Trust.

C.	“Access Person” shall mean any partner, officer or employee of the Company and any Independent Contractor who makes, participates in or obtains information regarding the purchase or sale of securities or other property for the Trust’s portfolio or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendation regarding the purchase or sale of securities or other property for the Trust..

D.	“Investment Person” shall mean any officer or employee of the Company and any Independent Contractor who makes, participates in or executes decisions regarding the purchase or sale of securities or other property for the Trust’s portfolio.

E.	“Beneficial Ownership” shall be interpreted in the same manner as it is under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended.

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F.	“Covered Security” or “Covered Securities” refers to securities or other property for the Trust’s portfolio and to any instrument into which such instrument may be converted or exchanged, any warrant of any issuer that has issued the instrument and any option written relating to such instrument; provided, however, that it does not include: (a) any direct obligation of the United States Government; (b) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and (c) shares issued by any open-end investment companies registered under the 1940 Act.

G.	“Independent Contractor” means any partner, officer or employee of Alaia Capital, LLC.

III.	PROHIBITED PRACTICES

The Policies of Cowen Prime Services LLC and/or Cowen Inc. are applicable.

In furtherance of the policies set forth in Section I above, the following practices shall be prohibited:

A.	.

IV.	COMPLIANCE PROCEDURES

In order to effectuate and monitor the foregoing policies and prohibitions, all Access Persons and Investment Persons shall be required to comply with the following procedures:

The Policies of Cowen Prime Services LLC are applicable.

A.	Each Access Person may maintain employee related brokerage accounts directly with CPS or outside the Firm. If employee related trades take place the trades will be preapproved through internal automated systems prior to execution (Compliance 11/Charles Schwab system). Pursuant to NASD Rule 3050 Access Persons are not permitted to maintain outside brokerage accounts without approval by CPS. Each Access Person shall disclose all personal securities holdings to the Compliance Department upon commencement of employment with the Company. Access Persons shall direct any firms at which they maintain outside brokerage accounts to provide on a timely basis duplicate electronic copies of all monthly statements for all securities accounts. via the Compliance 11/Charles Schwab system. All transactions will be reviewed by a Designated Principal.

B.	Each person, within 10 days after such person becomes an Access Person, shall disclose all personal securities holdings to the Compliance Department by providing a copy of the most recent monthly statement(s) of all outside brokerage accounts

C.	At the end of each calendar year, each Access Person shall certify to the Company that he has read and understands The Code of Ethics and recognizes that he is subject to it and that he has complied with the requirements of the Code by submitting an acknowledgement in the annual Compliance Questionnaire and Attestation.

D.	For the avoidance of doubt, any provision of this Code requiring an Access Person or Investment Person to report securities transactions or securities positions to the Company shall require the reporting of any transaction or position in which such person has, acquires or disposes of any Beneficial Ownership interest.

E.	For the avoidance of doubt, any provision of this Code requiring an Access Person or Investment Person to report securities transactions or securities positions to the Company may be satisfied by the relevant Access Person or Investment Person by giving effect to the process described in paragraph B of this Section IV.

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V.	PRE-CLEARANCE

The Policies of Cowen Prime Services LLC are applicable.

A.	Except as set forth below, all Investment Persons and Access Persons must pre-clear purchases or sales of any Covered Securities in accordance with the policies of Cowen Prime Services LLC.

B.	Investment Persons must pre-clear away orders directed to an outside brokerage account in accordance with the policies of Cowen Prime Services LLC.

C.	Exceptions from the pre-clearance requirement:

Persons otherwise subject to pre-clearance are not required to pre-clear the acquisition of the following Covered Securities:

(1)	Covered Securities acquired through automatic reinvestment plans.

(2)	Covered Securities acquired through employee purchase plans.

(3)	Covered Securities acquired through the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(4)	A purchase or sale of Covered Securities which is non-volitional on the part of the Access Person or Investment Person (for example, a purchase or sale effected by an investment manager for a pension or retirement plan, other than an individual retirement account, in which the relevant Access Person or Investment Person is a beneficiary).

D.	Purchases through an issuer direct purchase plan must be pre-cleared on the date the purchaser writes the check to the issuer’s agent with a Designated Principal for approval. Authorization for purchases to be made through an issuer direct purchase plan will be effective until the issuer’s agent purchases the Covered Securities.

E.	Access Persons and Investment Persons shall pre-clear their transactions in personal securities accounts through , C11/Charles Schwab.. . The Designated Principal shall pre-clear the purchase or sale of a Covered Security if the transaction does not violate this Code.

(1)	The Designated Principal shall verify that the transaction is in compliance with this Code.

(2)	The Designated Principal shall sign off on all employee related orders.

(3)	The Designated Principal or authorized trading personnel shall communicate authorization of the trade to the Access Person or Investment Person.

(4)	The time at which the outside trade authorization is communicated to the Investment Person shall be documented.

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(5)	CPS shall maintain the executed trade order written approval or its electronic equivalent.

(6)	The Designated Principal shall be responsible for the review of duplicate confirmations and statements (as described in paragraph B of Section IV) to verify that all personal transactions in Covered Securities have been properly pre-cleared.

VI.	EXEMPTIONS

The following transactions shall be exempted from the provisions of Section III and, in the case of Section V of this Code, paragraphs A and D:

A.	The purchase or sale of U.S. government securities, money market instruments, mutual funds, exchange-traded funds, closed end funds, unit investment trusts or any derivative listed contract on the above.

B.	The purchase or sale of shares or units of issuers whose shares are traded on a national or foreign securities exchange and which have a market capitalization of at least $1 billion.

C.	Purchases which are part of an automatic dividend reinvestment plan or which involve no investment decision by the purchaser.

D.	Purchases and sales which are effected to establish or maintain a model investment portfolio on behalf of Alaia Capital, LLC.

VII.	SANCTIONS

Upon the discovery of a violation of this Code, including either violations of the enumerated provisions or the general principles provided, the Company may impose sanctions as it deems appropriate. Such sanctions may include, among other things, a letter of censure or suspension or termination of the employment of the violator.

[●] 2019

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